EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-62416) of Atlantic Tele-Network, Inc. of our report dated March 27, 2003 relating to the financial statements and financial statement schedule of Atlantic Tele-Network, Inc., which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Atlanta, Georgia

March 31, 2003